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                                                                    EXHIBIT 99.1
[WEATHERFORD LOGO]
                                                                    NEWS RELEASE

                               WEATHERFORD REPORTS
                           SECOND QUARTER 1999 RESULTS

HOUSTON, July 21, 1999 - Weatherford International, Inc. (NYSE:WFT) today reported results for the second quarter of 1999. Revenues for the quarter were $343.1 million, a decrease of 35 percent compared to the prior year second quarter. This decline in revenue reflected the substantial decline in industry activity and resulted in the Company recording a net loss of $2 million, or $0.02 per share, compared to net income of $0.65 per share in last year's second quarter, after excluding the $0.80 per share charge related to the merger of EVI, Inc. and Weatherford Enterra, Inc. in that quarter.

Although oil prices increased significantly during the second quarter, this recent improvement has not equated to any meaningful increase in customer E&P spending to date. The worldwide drilling rig count averaged just over 1,200 rigs in the second quarter, a decrease of 33 percent compared to last year's second quarter. Canada, a significant market for Weatherford, averaged only 100 working rigs in the second quarter as customary spring break up lasted longer than usual. International activity also declined during the second quarter as the average rig count outside North America fell from 800 to 600. Although Weatherford expects an increase in activity from very low second quarter levels, a gradual increase in customer spending over the remainder of the year is likely.

For the six months ended June 30, 1999, revenues were $696.9 million, a 37 percent decline from last year. Net income from continuing operations was $500 thousand compared to $124.3 million last year, which excluded one time charges of $120 million ($78 million after tax) related to the merger of EVI and Weatherford Enterra.

COMPLETION AND OILFIELD SERVICES
Revenues declined 27 percent from last year's second quarter to $160.4 million, but were only slightly down from the first quarter 1999. North American revenues remained depressed, with the Canadian market continuing to be the most adversely impacted. International revenues, in particular the North Sea, continued to decline during the second quarter as international projects


                                     -More-

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1999 Second Quarter Earnings
Page 2

have been delayed due to market conditions and industry consolidations. Completion activity and revenues are expected to improve next quarter.

During the quarter, Weatherford entered into an agreement to acquire Dailey International Inc., a leading supplier of drilling jars and other downhole tools. This transaction, which is highly complementary and provides substantial synergies to Weatherford is anticipated to close in the third quarter. In addition, the acquisition of ECD Northwest Inc., one of the leading providers of underbalanced drilling systems and fluids, closed during the quarter.

ARTIFICIAL LIFT SYSTEMS
Revenues were down 31 percent to $62.2 million in the quarter but were up slightly from the first quarter, primarily due to an increase in North American activity late in the quarter. An increase in customer spending related to heavy oil production is expected to continue in Canada, as well as in South America in future periods.

COMPRESSION SERVICES
Weatherford Global Compression Services (WGCS), the joint venture between GE Capital and Weatherford formed in February, had revenues of $56 million, which were significantly higher than the prior year quarter. Equipment sales were substantially higher and contract services revenues remained strong. The division continued to grow its longer term, higher value added compression services business, as evidenced by the successful award by YPF of a seven year contract to WGCS to provide total compression services in Argentina. The revenue value of this contract will be approximately $95 million over the seven years and gives WGCS an important presence in Argentina.

DRILLING PRODUCTS
Grant Prideco, the Company's drilling products division, continued to be negatively impacted by the worldwide decline in drilling activity. Grant Prideco revenues were down 63 percent from the 1998 second quarter to $64.5 million. Drilling activity dropped to its lowest level in 60 years during the quarter and excess drill pipe is still being consumed from idle rigs. Drill stem revenues are not expected to recover during the third quarter of 1999.

As announced earlier today, Weatherford is currently proposing the spin-off of Grant Prideco to the Weatherford shareholders subject to the receipt of a favorable private letter ruling by the


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1999 Second Quarter Earnings
Page 3


Internal Revenue Service regarding the tax-free nature of the spin-off. The spin-off is intended to allow Weatherford and Grant Prideco to continue to expand and grow their respective businesses on a more focused basis and to permit them to seek opportunities that might not otherwise be available on a combined basis. Weatherford expects that following the spin-off Grant Prideco will continue to actively pursue growth opportunities in the tubular segment of the industry.

Houston-based Weatherford International, Inc. is one of the world's largest providers of engineered products and services to the drilling and production segments of the oil and gas industry.

                                      # # #
Contacts:

Don Galletly      (713) 693-4148
Bruce F. Longaker (713) 693-4161

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, as well as the ability to achieve the anticipated synergies and savings from the recent merger between EVI, Inc. and Weatherford Enterra, Inc. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

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                        WEATHERFORD INTERNATIONAL, INC.
                Consolidated Condensed Statements of Operations
                      (In 000's, Except Per Share Amounts)


                                                 Three Months Ended                  Six Months Ended
                                                      June 30,                           June 30,
                                           ----------------------------      ----------------------------
                                               1999               1998           1999               1998
                                           -----------      -----------      -----------      -----------
Net Revenues:
      Completion and Oilfield Services     $   160,411      $   218,544      $   325,698      $   448,306
      Artificial Lift Systems                   62,227           90,427          119,698          197,556
      Compression Services                      55,950           47,164           98,533           90,165
      Drilling Products                         64,507          174,698          153,000          365,326
                                           -----------      -----------      -----------      -----------
                                               343,095          530,833          696,929        1,101,353
                                           -----------      -----------      -----------      -----------
Operating Income (Loss):
      Completion and Oilfield Services           9,752           54,806           26,782          111,757
      Artificial Lift Systems                    2,671            9,506            1,827           21,462
      Compression Services                       4,656            4,755            9,672            9,428
      Drilling Products                         (2,483)          46,717             (838)          91,396
      Corporate Expenses                        (7,243)          (7,157)         (13,065)         (15,385)
      Merger-Related Costs                          --         (120,000)              --         (120,000)
                                           -----------      -----------      -----------      -----------
                                                 7,353          (11,373)          24,378           98,658
Other Income (Expense):
      Other, Net                                 3,882            2,310            4,549            2,262
      Interest Expense                         (13,635)         (13,748)         (26,287)         (25,759)
                                           -----------      -----------      -----------      -----------
Income (Loss) Before Income Taxes               (2,400)         (22,811)           2,640           75,161
(Provision) Benefit For Income Taxes               968            8,019             (796)         (28,800)
                                           -----------      -----------      -----------      -----------
Income (Loss) Before Minority Interest          (1,432)         (14,792)           1,844           46,361
Minority Interest Expense, Net of Tax             (588)             (99)          (1,326)            (109)
                                           -----------      -----------      -----------      -----------
Net Income (Loss)                          $    (2,020)     $   (14,891)     $       518      $    46,252
                                           ===========      ===========      ===========      ===========
Earnings (Loss) Per Share:
      Basic                                      (0.02)           (0.15)            0.01             0.48
                                           ===========      ===========      ===========      ===========
      Diluted                                    (0.02)           (0.15)            0.01             0.47
                                           ===========      ===========      ===========      ===========
Weighted Average Shares Outstanding:
      Basic                                     97,586           96,771           97,451           96,766
                                           ===========      ===========      ===========      ===========
      Diluted                                   97,586           96,771           98,718           97,618
                                           ===========      ===========      ===========      ===========
Depreciation and Amortization:
      Completion and Oilfield Services     $    25,792      $    22,422      $    52,075      $    45,044
      Artificial Lift Systems                    4,835            4,758            9,670            9,688
      Compression Services                       9,166            5,883           16,734           11,975
      Drilling Products                          7,280            7,861           14,487           15,493
      Corporate                                    509              663              872            1,327
                                           -----------      -----------      -----------      -----------
                                           $    47,582      $    41,587      $    93,838      $    83,527
                                           ===========      ===========      ===========      ===========
